Exhibit 99.1
FOR IMMEDIATE RELEASE:  Monday, November 30, 1998

CONTACT:  Carl Thompson, CEO                          William P. Long, President
               Sheila Whitman, Sr. Acct. Executive    Altair International Inc.
               Carl Thompson Associates                       (307) 587-8245
               (800) 959-9677


ALTAIR ANNOUNCES SHAREHOLDER RIGHTS PLAN

CODY, WY --Altair International Inc. (NASDAQ:ALTIF) announced today the adoption by its Board of Directors of a Shareholder Rights Plan, similar to those recently adopted by many other Canadian corporations. Management is concerned that current legislation does not provide sufficient time for the Board and shareholders to properly evaluate a bid or pursue alternatives with a view to maximizing shareholder value. The Plan seeks to ensure that all shareholders have an equal opportunity to participate in the benefits of a takeover bid.

If any person acquires 20% or more of Altair's common stock, the Plan is triggered. However, unlike most U.S. shareholder rights plans, Altair's Plan encourages responsible bids by allowing a potential bidder to make a "permitted bid" directly to the shareholders without prior approval of the Board. Such permitted bid must be made to all shareholders and must remain open for a minimum period of 45 days after the date of the bid and for a further period of 10 business days after the offeror publicly announces that the shares deposited constitute more than 50% of the outstanding common shares held by independent shareholders. The Plan also allows for a "competing permitted bid" to be made while the permitted bid is in existence.

The Plan is effective immediately. To implement the Plan, the Board of Directors has authorized the issue of one Right in respect of each outstanding common share of Altair to holders of record at 5:00 p.m. (Toronto time) on November 27, 1998. For administrative convenience, the Rights will trade with the common shares and be represented by the certificates representing common shares.

Neither the Board nor management of Altair is aware of any pending or threatened take over bid for the company.

Altair International is in the final development stages of commercializing its state-of-the-art technology, the Altair Centrifugal Jig, which recovers extremely fine, heavy particulate matter using a combination of a mechanical jig and centrifugal force. Potential applications include gold/mineral recovery, coal cleaning and environmental remediation.
Altair is the 100% owner of a large titanium/zircon mineral deposit in Tennessee.

This press release may be deemed to contain certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. Actual results may vary materially.

News releases and other information on Altair can be accessed at no charge at Web Site www.altairint.com.

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